Exhibit 10.10

                              FINDERS FEE AGREEMENT

This agreement is entered into as of the 15th day of August, 2004, by and between Newport International Group / GrassRoots Communications, a Delaware corporation (the "Company") and E-Holdings, Inc. a Bahamas Company ("EH").

WHEREAS, the parties have determined that, EH should be paid a fee for its role in introducing the Company to Langley Park Investments PLC ("Langley").

WHEREAS, it is the intent of the parties to fully and finally resolve the question as to what compensation EH should receive as compensation for its introductions and its other efforts related thereto valid for one year as of today's date.

         NOW, THEREFORE, the parties agree as follows:

         1. COMPENSATION EH. The Company shall cause the following consideration to be issued to EH or its designee in recognition of the services provided to the Company by its introduction to Langley resulting in the subsequent transaction between the Company and Langley.

                  (a) Finders Fee: the Company will issue to EH or its designee 13,5% of the Langley Stock that they are due under their agreement with Langley, being 6,500,000 shares equivalent to 877,500 shares of Langley stock valued at (pound) 1.00 per shares as per the Offering Prospectus of Langley.

                  (b) Issuance of Warrants: The Company will issue EH at closing five (5) year warrants to purchase Common Stock equal to five percent (4%) of the principal amount of the Debenture (646,000 warrants) , the warrants shall have an exercise price equal to the exchange price ($1,70) of the Company's common stock. The Warrants shall have "piggy-back" registration rights. EH can at their discretion swap these warrants of the Company to 500,000 freely tradable shares of Langley in a period of one year as of the date of execution of this agreement.

                  (c) Put Option granted to EH: EH can exchange their shares of Langley with the Company against a cash consideration of (pound)1,00 per share in a period of one year as of the date of execution of this agreement. This Put Option only covers the shares issued to EH in respect of their Finders Fee.

         MISCELLANEOUS.

                  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage prepaid) or guaranteed overnight delivery, to the following addresses and telecopy numbers

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(or to such other addresses or telecopy numbers which any party shall designate in writing to the other parties):

                           if to EH, to:

                           Angela Scott, Secretary
                           E-Holdings, Inc.
                           Cumberland House,
                           27 Cumberland Street, P.O. Box N 10818,
                           Nassau, the Bahamas
                           Fax (1) 242 356-4147

                           if to the Company, to:

                           Mr. Cery Perle, President & CEO
                           Newport International Group/GrassRoots Communications 73061 El Paseo
                           Suite 202
                           92260 Palm Dessert CA
                           Fax (1) 760 779-0291

                  This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understanding (oral or written) between or among the parties with respect to such subject matter.

                  (c) The parties shall pay their own fees and expenses incurred in connection with this Agreement or any transaction contemplated hereby.

                  This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by a written instrument executed by all parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

                  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective heirs, successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by either party without the prior written consent of the other party.

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                  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

                  The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.

                  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California.

                  Each party herein expressly represents and warrants to all other parties hereto that (i) before executing this Agreement, said party has been fully informed of the terms, contents, conditions, and effects of this Agreement; (ii) said party has relied solely and completely upon his or its own judgment in executing this Agreement; (iii) said party has had the opportunity to seek the advice of counsel before executing this Agreement; (iv) said party has acted voluntarily and of its own free will in executing this Agreement; (v) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (vi) this Agreement is the result of arm's length negotiations conducted by and among the parties.

                  If any party shall incur any attorney's fees or other costs in enforcing the terms of this Agreement or in any litigation or other proceeding arising out of any breach by another party or parties of this Agreement or the transactions contemplated herein, such party shall be entitled to recover such fees and costs from the breaching party(ies), in addition to all other relief to which such party may be entitled.

Any dispute arising out of or relating to this Agreement or the transactions contemplated herein or subject matter hereof shall be to the exclusive jurisdiction of the state or federal courts of applicable jurisdiction sitting in Los Angeles, California, and all parties agree to submit to the jurisdiction of such courts and that such courts are not an inconvenient forum.

         The parties hereto have entered into this Agreement to be effective as of the day and year first above written.

                                        E-HOLDINGS, INC.


                                        By: ______________________________
                                               Angela Scott, Secretary


                         NEWPORT INTERNATIONAL GROUP / GRASSROOTS COMMUNICATIONS


                                        By: ______________________________
                                                   Cery Perle, CEO

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